EXHIBIT 2.10 & 10.12

     ASSET PURCHASE AND DEBT SETTLEMENT AGREEMENT

This Asset Purchase and Debt Settlement Agreement (the "Agreement"), entered into this 8th day of November 2001, is by, between, and among PayStar
Corporation, a Nevada corporation ("PayStar"); U.S. Cash Exchange, Inc., a
Nevada corporation ("U.S. Cash"); and Intermountain Marketing Associates, a
Utah limited liability company (the "Creditor").

     RECITALS:

A.     U.S. Cash is in the business of acquiring, marketing, and operating cashless teller machines ("CTMs").

B.     U.S. Cash is a wholly owned subsidiary of PayStar.

C.     PayStar owes Creditor approximately $1,837,162 in principal amounts loaned to PayStar, including interest thereon, which funds were used in part for the benefit of U.S. Cash, of which $150,000 in principal, together with interest thereon, is intended to be forgiven through this transaction.

D.     Creditor is willing to forgive such indebtedness in exchange for 100 CTMs.

NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.     Definitions.

1.1     CTMs means the 100 CTMs the titles to which are to be delivered to Creditor as provided in this Agreement.

1.2     Liability means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

1.3     Person means an individual, a partnership, a corporation, an association, a joint venture, a limited liability company or partnership, a trust, a joint stock company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

1.4     Security Interest means any lien, encumbrance, mortgage, pledge, charge, or other security interest.

2.     CTM Purchase/Debt Forgiveness Transaction.

2.1     Purchase and Sale of CTMs.  On and subject to the terms and conditions of this Agreement, Creditor agrees to purchase from U.S. Cash, and U.S. Cash agrees to locate and acquire, and to sell, transfer, convey, and deliver to
Creditor, 100 CTMs free and clear of any Security Interests and Liabilities, except as designated herein, for the consideration set forth in subsection
2.5, below.  Acceptance of delivery of any CTM by Creditor shall be subject to the following conditions:

a.     The CTM shall be installed and operating at a business location.

b.     The CTM shall be subject to an existing site location
agreement, a management or maintenance agreement, and a CTM transaction processing agreement, each of which shall have a remaining term of not less than six months.  Each of the agreements shall contain terms and conditions customary to the CTM industry.

c.     Except as provided herein, the CTM shall be free and
clear of any Security Interest or Liability.

2.2     Liabilities.  From and after the date of delivery, Creditor shall assume all ongoing Liabilities incurred after deliver for existing site location agreements, management or maintenance agreements, and CTM transaction processing agreements.

2.3     Delivery of Title to CTMs.  PayStar shall cause U.S. Cash to deliver title and ownership of all of the CTMs on or before January 1, 2002.
Such delivery shall be evidenced by delivery of a bill of sale or other evidence of ownership of the CTMs in the name of Creditor.  In addition,
PayStar shall cause U.S. Cash to assign to Creditor all existing site location agreements, management or maintenance agreements, and CTM transaction processing agreements.  Creditor shall expressly assume such ongoing contracts.

2.4     Rescission Option.  If for any reason PayStar shall fail to cause U.S. Cash to deliver title to all of the CTMs on or before the delivery date set forth in subsection 2.3 above, Creditor may refuse delivery of any
CTMs, return title to any delivered CTMs to U.S. Cash, and cause the debt forgiven hereunder to be reinstated.  Upon notice to PayStar within ten days following refusal of fewer than all of the CTMs required to be delivered hereunder, PayStar shall issue a promissory note for the full amount of the indebtedness forgiven pursuant to this Agreement under terms and conditions reasonably identical to the terms and conditions of the promissory notes canceled under this Agreement.  If PayStar shall be unable to cause U.S. Cash to deliver all of the CTMs required pursuant to this Agreement, and if
Creditor shall not refuse delivery of fewer than all of the required CTMs,
PayStar shall issue to Creditor a promissory note representing the pro rated amount of the indebtedness determined by multiplying the total amount of the indebtedness, including principal and interest, due on January 1, 2002, by a fraction, the numerator of which shall be the total number of CTMs delivered on such date and the denominator of which shall be 100.  Such promissory note shall contain terms and conditions reasonably identical to the terms and conditions of the promissory notes canceled under this Agreement.

2.5     Debt Forgiveness.  In consideration of the agreement to deliver 100
CTMs, Creditor shall and hereby does immediately forgive all principal and interest owed by PayStar, or any of its subsidiaries, to the Creditor in the principal amount of $150,000, plus interest, and evidenced by one or more promissory notes (hereinafter the "Notes"). Creditor hereby delivers the original Notes to PayStar marked "cancelled," receipt of which is hereby accepted and acknowledged by PayStar.

2.6     Non-Solicitation of Customer Accounts.  For a period from the date of delivery of the CTMs until December 31, 2006, neither PayStar nor U.S.
Cash, or any affiliate of these Persons shall not, directly or indirectly, solicit any site location accounts for the CTMs purchased by Creditor hereunder.

2.7     Effective Date of Agreement.  The effective date of this
Agreement shall be September 30, 2001.

3.     Representations and Warranties of PayStar.  PayStar represents and warrants to Creditor as set forth below.  These representations and warranties are made as an inducement for Creditor to enter into this Agreement and, but for the making of such representations and warranties and their accuracy,
Creditor would not be a party hereto or thereto.

3.1     Organization and Good Standing.  PayStar is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement.

3.2     Performance of This Agreement.  The execution and performance of this
Agreement, and the transaction contemplated hereby and thereby have been authorized by the board of directors of PayStar.

3.3     Accuracy of All Statements Made by PayStar.  No
representation or warranty by PayStar in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by
PayStar pursuant to this Agreement, nor any document or certificate delivered to Creditor pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statement contained therein not misleading.

4.     Representations and Warranties of U.S. Cash.  U.S. Cash represents and warrants to Creditor as set forth below, which warranties and representations shall survive the making of this Agreement and extend through January 1,
2002.  These representations and warranties are made as an inducement for
Creditor to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, Creditor would not be parties hereto or thereto.

4.1     Organization and Authority.  U.S. Cash is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement.

4.2     Performance of This Agreement.  The execution and performance of this
Agreement, and the transaction contemplated hereby and thereby have been authorized by the board of directors of U.S. Cash.

4.3     Tangible Assets Fit for Use. The CTMs to be delivered to Creditor pursuant to this Agreement shall be fit for reasonable use as a cashless teller machine and (i) shall be in good repair and operating condition, normal wear and tear excepted; (ii) shall have been maintained in accordance with normal industry practice; (iii) shall be suitable for the uses to which customarily put in the conduct of the business of U.S. Cash; (iv) shall not be operated in violation of any applicable laws, permits, or contracts; and (v)
shall not be leased or on loan to any third party.

4.4     Title to Assets.  Prior to transfer to Creditor, U.S. Cash shall have good and marketable title to the CTMs to be delivered to Creditor, free and clear of any Security Interest or restriction on transfer.

4.5     Liabilities.  There are no material Liabilities of U.S. Cash which shall relate to the CTMs to be delivered to Creditor.

4.6     Accuracy of All Statements Made by U.S. Cash.  No representation or warranty by U.S. Cash in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of
U.S. Cash pursuant to this Agreement, nor any document or certificate delivered to Creditor by U.S. Cash pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

5.     Representations and Warranties of Creditor.  Creditor represents and warrants to PayStar and U.S. Cash as set forth below.  These representations and warranties are made as an inducement for PayStar and U.S. Cash to enter into this Agreement, and, but for the making of such representations and warranties and their accuracy, neither PayStar nor U.S. Cash would be a party hereto.

5.1     Organization and Good Standing.  Creditor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah with full power and authority to enter into and perform the transactions contemplated by this Agreement.

5.2     Performance of This Agreement.  The execution and performance of this
Agreement, and the transaction contemplated hereby have been authorized by the managing body of Creditor.

5.3     Notes.  The Notes represent valid obligations of amounts owed by
PayStar to Creditor.  Creditor is the sole owner of the Notes and has not, in whole or in part, directly or indirectly, assigned, pledged, hypothecated, or otherwise encumbered the Notes, or any interest therein.

5.4     Accuracy of All Statements Made by Creditor.  No representation or warranty made by Creditor to PayStar or U.S. Cash in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by Creditor to PayStar or U.S. Cash pursuant to this Agreement, nor any document or certificate delivered to PayStar or U.S. Cash pursuant to this
Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statement contained therein not misleading.

6.     Covenants of the Parties.

6.1     No Covenant as to Tax or Accounting Consequences.  It is expressly understood and agreed that neither PayStar or U.S. Cash, nor their officers, agents, accountants, or legal counsel has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

6.2     Indemnification.  PayStar and U.S. Cash, jointly and severally, shall indemnify Creditor for any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) suffered by Creditor resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, warranty, or covenant made by PayStar or
U.S. Cash herein, and any claims arising from the operations of any such party prior to the closing date.  Creditor shall indemnify and hold PayStar and U.S.
Cash, jointly and severally, harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by Creditor herein, and any claims arising from the operations of Creditor prior to the closing date. The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party, for a period of one year from the closing date of this Agreement.

6.5     Publicity.  The parties agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party hereto without the advance approval of both the form and substance of the same by the other parties and their counsel, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

6.6     Expenses.  Each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this
Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement.

6.7     No Finder's Fees.  No broker, finder, or similar agent has been employed by or on behalf of any party hereto in connection with this Agreement or the transactions contemplated hereby, and such parties have not entered into any agreement or understanding of any kind with any Person for the payment of, and shall not be required to pay, any brokerage commission, finder's fee, or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

6.8     Further Actions.  Each of the parties hereto shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

7.     Miscellaneous.

7.1     Notices.  All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when deposited in the United States mail, certified return receipt requested, addressed as follows, or at such other address as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection:

PayStar or U.S. Cash:              Harry T. Martin, CFO
                                   1110 West Kettleman Lane Suite 48
                                   Lodi, CA  95240

with copy to:                      Ronald N. Vance
                                   Attorney at Law
                                   57 West 200 South Suite 310
                                   Salt Lake City, UT  84101

Creditor:                          120 South 2nd Street
                                   Coeur d'Alene, ID 83814

7.2     Default.  Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by statute.

7.3     Assignment.  This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

7.4     Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

7.5     Partial Invalidity.  If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this
Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

7.6     Entire Agreement.  This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

7.7     Interpretation of Agreement.  This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

7.8     Survival of Covenants, Etc.  All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

7.9     Amendment.  This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

7.10     Full Knowledge.  By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this
Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.  If Creditor has refused the benefit of counsel, it understands and acknowledges that neither it nor any officer, director, or affiliate has not been represented in this transaction, directly or indirectly, by counsel for PayStar or U.S. Cash.

7.11     Headings.  The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

7.12     Counterparts.  This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

7.13     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles and will be binding upon and shall inure to the benefit of the parties and their successors and assigns.
IN WITNESS WHEREOF, the parties hereto executed the foregoing Asset Purchase and Debt Settlement Agreement the day and year first above written.

PAYSTAR:                              PayStar Corporation

By
     /s/ William D. Yotty, CEO

U.S. CASH:                            U.S. Cash Exchange, Inc.

By
     /s/ William D. Yotty, Chairman

CREDITOR:                             Intermountain Marketing Associates, LLC

By
     /s/ Thomas Howell, Managing Member